jnittmann@doversaddlery.com

Tel 978-952-8062 x218

For Immediate Release

Dover Saddlery Announces Preliminary Revenues for the Fiscal Year 2007

LITTLETON, MA – January 8, 2008- Dover Saddlery (Nasdaq: DOVR), the leading multichannel retailer of equestrian products announced today preliminary revenues for the fiscal year 2007, ended on December 31, 2007. Based on preliminary results, the Company is reporting that retail sales increased 55% to $19.8 million, while total revenues increased 11% to $81 million.

“We are very pleased with our results for 2007. Despite a challenging retail environment we have increased sales in all three channels – mail order, the internet and through our retail stores, and have continued to expand our position as the leading multichannel retailer of the finest quality equestrian products,” said Stephen L. Day, president and CEO of Dover. “Our holiday shoppers appreciated the quality merchandising and outstanding customer service which sets Dover Saddlery apart.”

About Dover Saddlery, Inc.

Dover Saddlery, Inc. (NASDAQ: DOVR) is the leading multichannel retailer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit www.DoverSaddlery.com .

Notice Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the Company’s final 2007 results, growth of the Company’s channel revenues, and prospects for the 2008 segment. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and more recent quarterly reports on Form 10Q on file with the Securities and Exchange Commission.

Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward- looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.